Exhibit 5.1

Our ref	YRB/821544-000003/87197431v2

Trident Digital Tech Holdings Ltd

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

11 August 2026

Dear Sirs

Trident Digital Tech Holdings Ltd

We have acted as Cayman Islands legal advisers to Trident Digital Tech Holdings Ltd (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to securities to be issued and sold by the Company from time to time of an aggregate offering price of up to US$200,000,000. Such securities include:

a)	Class B ordinary shares of the Company with a par value of US$0.0024 each (the “Shares”);

b)	certain preferred shares of the Company with a par value of US$0.0024 each (the “Preferred Shares”);

c)	certain debt securities of the Company, which may include debt securities exchangeable for or convertible into ordinary shares or preferred shares (collectively the “Debt Securities”), each series of Debt Securities to be issued under indentures to be entered into by the Company and the trustee for such Debt Securities (the “Indentures”);

d)	subscription rights to purchase securities of the Company (the “Subscription Rights”) to be issued under standby underwriting agreements to be entered into among the Company and one or more underwriters for such Subscription Rights thereunder (the “Subscription Rights Agreements”); and

e)	units comprising of one or more of the Class B Ordinary Shares, Preferred Shares or Debt Securities in any combination (the “Units”) to be issued under unit agreements to be entered into between the Company and the unitholder for such Units thereunder (the “Unit Agreements”).

We are furnishing this opinion as Exhibits 5.1 and 23.3 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation dated 12 June 2023 issued by the Registrar of Companies in the Cayman Islands.

1.2	The third amended and restated memorandum and articles of association of the Company adopted by a special resolution passed on 8 July 2026 and effective on 16 July 2026 (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated 10 August 2026 (the “Board Resolutions”).

1.4	A certificate of good standing dated 5 August 2026, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement and a duly authorised, executed and delivered Indenture, Subscription Rights Agreement or Unit Agreement.

2.4	The Company will have sufficient authorised capital to effect the issue of the Shares and the Preferred Shares at the time of issuance.

2.5	The Indentures and the Debt Securities, the Subscription Rights and the Subscription Rights Agreements and the Units and the Unit Agreements, will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.6	The choice of the laws of the State of New York as the governing law of the Indenture and the Debt Securities, and the Subscription Rights and the Subscription Rights Agreements, will be made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Indenture and the Debt Securities and the Subscription Rights and the Subscription Rights Agreements.

2.8	No monies paid to or for the account of the Company in respect of the Shares, the Debt Securities, the Subscription Rights or the Units represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised) respectively).

2.9	There is nothing contained in the minute book or corporate records of the Company which would or might affect the opinions set out below.

2.10	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$1,200,000 divided into 500,000,000 shares of a par value of US$0.0024 each, comprising (i) 96,000,000 are designated as Class A Ordinary Shares of a par value of US$0.0024 each, (ii) 300,000,000 are designated as Class B Ordinary Shares of a par value of US$0.0024 each, (iii) 48,000,000 are designated as Class C Ordinary Shares of a par value of US$0.0024 each and (iv) 56,000,000 shares of a par value of US$0.0024 each of such class or classes (however designated) as the board of directors (the “Board”) may determine in accordance with the Memorandum and Articles.

3.3	With respect to the Shares and the Preferred Shares, when (i) the Board has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Shares or Preferred Shares has been recorded in the Company’s register of members (shareholders); and (iii) the subscription price of such Shares or Preferred Shares, (being not less than the par value of the Shares or Preferred Shares, as the case may be) has been fully paid in cash or other consideration approved by the Board, the Shares or Preferred Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.4	With respect to each issue of the Debt Securities, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Debt Securities and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) an Indenture relating to the Debt Securities and the Debt Securities shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Debt Securities issued pursuant to the Indenture will have been duly executed, issued and delivered.

3.5	With respect to each issue of the Subscription Rights, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Subscription Rights and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Subscription Rights Agreement relating to the Subscription Rights and the Subscription Rights shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Subscription Rights issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Subscription Rights Agreement relating to such issue of Subscription Rights and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Subscription Rights issued pursuant to the Subscription Rights Agreement will have been duly executed, issued and delivered.

3.6	With respect to each issue of the Units, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Unit Agreement relating to the Units and the Units shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Units issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Unit Agreement relating to such issue of Units and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Units issued pursuant to the Unit Agreement will have been duly executed, issued and delivered.

3.7	The statements under the caption “Enforceability of Civil Liabilities” and “Taxation” in the prospectus forming part of the Registration Statement are accurate in so far as such statements are summaries of or relate to Cayman Islands law, and such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The obligations assumed by the Company under the Indentures, the Subscription Rights Agreements and the Unit Agreements will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Indentures, the Subscription Rights Agreements and Unit Agreements in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the Indentures, the Subscription Rights Agreements and the Unit Agreements to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Indentures, the Subscription Rights Agreements and the Unit Agreements whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) (the “Companies Act”), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(l)	if the Company becomes subject to Part XVIIA of the Companies Act, enforcement or performance of any provision in the Indentures, the Subscription Rights Agreements and the Unit Agreements which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or director appointment rights in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Companies Act.

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Indentures or the Debt Securities, the Subscription Rights Agreements or the Subscription Rights or the Unit Agreements or the Units.

4.4	We have not reviewed any of the Indentures or the Debt Securities to be issued thereunder, the Subscription Rights Agreements or the Subscription Rights to be issued thereunder or the Unit Agreements or the Units to be issued thereunder and our opinions are qualified accordingly.

4.5	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Indentures and the Debt Securities, or the Subscription Rights Agreements or the Subscription Rights, or the Unit Agreements or the Units and enforce the remainder of the Indentures and the Debt Securities or the Subscription Rights Agreements or the Subscription Rights or the Unit Agreements or the Units or the transaction of which such provisions form a part, notwithstanding any express provisions in the Indentures or the Debt Securities, the Subscription Rights Agreements or the Subscription Rights or the Unit Agreements or the Units in this regard.

4.6	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.7	In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

Director’s Certificate

Director’s Certificate

August 5, 2026

To:	Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road

Wanchai, Hong Kong

Dear Sirs

Trident Digital Tech Holdings Ltd (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full and effect and are unamended.

2	The Board Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The authorised share capital of the Company is US$1,200,000 divided into 500,000,000 shares of a par value of US$0.0024 each, comprising (i) 96,000,000 are designated as Class A Ordinary Shares of a par value of US$0.0024 each, (ii) 300,000,000 are designated as Class B Ordinary Shares of a par value of US$0.0024 each, (iii) 48,000,000 are designated as Class C Ordinary Shares of a par value of US$0.0024 each and (iv) 56,000,000 shares of a par value of US$0.0024 each of such class or classes (however designated) as the Board may determine in accordance with the Memorandum and Articles.

4	The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement.

5	The directors of the Company at the date of the Board Resolutions and at the date hereof were and are:

Soon Huat Lim

Chwee Koh Chua

Noi Keng Koh

How Teck Lim

Poh Kiong Tan

6	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

7	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor Shareholders have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no step has been taken to appoint a receiver in relation to any of the Company’s property or assets.

8	No interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company is currently subject to a restrictions notice issued under the BOT Act.

9	To the best of my knowledge and belief, having made due enquiry, none of the shares, interests, rights or obligations, if any, which are directly or indirectly the subject of the transactions contemplated by the Registration Statement is currently subject to any restrictions notice issued under the BOT Act.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/ Soon Huat Lim
Name:	Soon Huat Lim
Title:	Director